UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2021

Vericel Corporation

(Exact name of registrant as specified in its charter)

Michigan	001-35280	94-3096597
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

64 Sidney Street
Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 556-0311

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	VCEL	NASDAQ

Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2021, Vericel Corporation (the “Company”) announced the appointment of Joseph A. Mara, age 45, as Chief Financial Officer of the Company. Mr. Mara will also serve as the Company’s Principal Financial Officer and Treasurer.

Prior to joining the Company, Mr. Mara served as Vice President, Finance and Head of Investor Relations at Biogen, Inc. (“Biogen”), since 2019. Prior to serving in that capacity, since 2007, Mr. Mara served in a variety of roles of increasing responsibility at Biogen, including: Vice President, Global FP&A and Strategic Corporate Finance; Vice President, U.S. Finance and Operations; Senior Director, U.S. Finance; and Director, U.S. Commercial Finance. Mr. Mara holds an M.B.A. from MIT Sloan School of Management and a B.A. in Economics and International Studies from Northwestern University.

On January 21, 2021, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Mara. Pursuant to the terms of the Agreement, Mr. Mara will receive an initial base salary of $415,000 and is eligible for an annual bonus target of 50% of his base salary. Mr. Mara will additionally receive a one-time sign on bonus of $50,000 that will be earned on the first anniversary of his hire date but is expected to be paid on or about March 31, 2021. Pursuant to the terms of the Agreement, on January 25, 2021 (the “Grant Date”), the Company granted Mr. Mara an option to purchase 160,000 shares of its common stock at an exercise price equal to the closing price of the Company’s common stock as reported by the Nasdaq Global Market on the Grant Date (the “Option”). The Option shall vest over four years, with 40,000 shares vesting on the first anniversary of the Grant Date, and the remaining shares vesting in equal quarterly installments thereafter, at a rate of 10,000 shares per quarter, until fully vested on the fourth anniversary of the Grant Date. These awards are subject to Mr. Mara’s continued service with the Company through such vesting dates.

The Company also granted Mr. Mara 16,000 restricted stock units, which shall vest in 4,000 share increments on each of March 31, 2021, June 30, 2021, September 30, 2021, and December 31, 2021, respectively, subject to Mr. Mara’s continued service with the Company through such vesting dates.

Under the Agreement and subject to the execution and effectiveness of a release of claims at such time, Mr. Mara would be entitled to severance payments if the Company terminates his employment without Cause, as defined in the Agreement, or if Mr. Mara terminates his employment for Good Reason, as defined in the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by the full text of such Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. A copy of the press release announcing Mr. Mara’s appointment is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Mr. Mara has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Following Mr. Mara’s appointment, Sandra Pennell will no longer serve as the Principal Financial Officer of the Company. Ms. Pennell will continue to serve as Vice President and Controller and as the Company’s Principal Accounting Officer.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated January 21, 2021, by and between Vericel Corporation and Joseph Mara.
99.1	Press Release of Vericel Corporation, dated January 25, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vericel Corporation

Date: January 25, 2021	By:	/s/ Sean C. Flynn
Name: Sean C. Flynn
Title: Vice President, General Counsel and Secretary